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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 15/Amendment No. 499 to Registration Statement Nos. 333-137968/811-03365 on Form N-4 of our report dated March 28, 2013, relating to the financial statements and financial highlights comprising each of the Sub-Accounts of MetLife Investors USA Separate Account A, appearing in the Statement of Additional Information in Post-Effective Amendment No. 12/Amendment No. 483 to Registration Statement Nos. 333-137968/811-03365 on Form N-4 of MetLife Investors USA Separate Account A and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information.

We consent to the use in this Post-Effective Amendment No. 15/Amendment No. 499 to Registration Statement Nos. 333-137968/811-03365 on Form N-4 of our report dated April 8, 2013 (August 1, 2013 as to Note 14), relating to the consolidated financial statements of MetLife Investors USA Insurance Company and subsidiary (the "Company") (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to changes in the Company's method of accounting for deferred policy acquisition costs as required by accounting guidance adopted on January 1, 2012), appearing in the Statement of Additional Information Supplement, which is part of such Registration Statement, and to the reference to us under the heading "Independent Auditors" also in such Statement of Additional Information Supplement.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
August 5, 2013